MILLER INVESTMENT TRUST

Establishment and Designation

of Classes of Shares of Beneficial Interest

and

Certificate of Name Change

of

Miller Convertible Fund,
a Series of the Trust (the “Fund”)

The undersigned, being all the Trustees of the Miller Investment Trust, a Delaware statutory trust (the “Trust”), acting pursuant to the Amended and Restated Agreement and Declaration of Trust, dated November 13, 2007, of the Trust (the “Declaration”), do hereby:

1.

Divide the shares of beneficial interest of the Fund to establish a new class of shares designated as the Advisor Share Class, ratify and confirm the previous establishment of Class A, Class C and Class I Shares, each such class having the rights, preferences and entitlements specified in the Declaration and in the Trust’s registration statement on Form N-1A, and confirm that such classes are the only classes of shares of beneficial interest of the Fund currently established; and

2.

Change the name of the Fund to “Miller Convertible Bond Fund”, which change in name shall be effective on the later of:  (a) 60 days after the date on which shareholders of the Fund are provided written notice of such change, and (b) such later date as deemed necessary, desirable or appropriate by the appropriate officers of the Trust.

Schedule A to the Declaration and all other provisions in the Declaration referring to the name of Fund are hereby amended and restated accordingly.  The Trustees, acting in their sole discretion, may determine that any shares of beneficial interest issued by the Fund are Class A, Class C, Class I or Advisor Class shares, or shares of any other class of the Fund hereinafter established and designated by the Trustees.  Except as set forth in this Instrument, the Declaration shall continue in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the undersigned has executed this instrument as of this 26th day of November 2013.

/s/ Greg Miller	/s/ Neal Chorney
Greg Miller,	Neal Chorney,
as Trustee and not individually	as Trustee and not individually

/s/ Michael Blank	/s/ Daniel Mainzer
Michael Blank ,	Daniel Mainzer,
as Trustee and not individually	as Trustee and not individually

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